Exhibit 99.1

RAPT Therapeutics Reports Third Quarter 2021 Financial Results

SOUTH SAN FRANCISCO, Calif. – November 10, 2021 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the third quarter and nine months ended September 30, 2021.

“This has been an important year for RAPT as we advance the development of RPT193 in atopic dermatitis and FLX475 in cancer,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “In the third quarter, we presented additional incremental data for RPT193 at two separate dermatology meetings, allowing us to share our early positive data in atopic dermatitis with key members of the medical community. We are well positioned to advance RPT193 into Phase 2 clinical trials in atopic dermatitis and asthma in 2022. In addition, we have begun to focus development of FLX475 in key indications showing early promise, including EBV+ lymphoma, nasopharyngeal cancer and head and neck cancer. Our goal is to report data from ongoing cohorts in the Phase 1/2 trial for FLX475 at a medical meeting in 2022.”

Financial Results for the Third Quarter Ended September 30, 2021

Third Quarter ended September 30, 2021

Net loss for the third quarter of 2021 was $18.7 million, compared to $14.6 million for the third quarter of 2020.

Research and development expenses for the third quarter of 2021 were $15.7 million, compared to $12.9 million for the same period in 2020. This increase was primarily due to increased clinical trial costs for FLX475 and RPT193 and increases in stock-based compensation, personnel costs and facilities costs.

General and administrative expenses for the third quarter of 2021 were $3.8 million, compared to $3.2 million for the same period of 2020. The increase was primarily due to increases in stock-based compensation expense, insurance expense, personnel costs and facilities costs.

Nine Months Ended September 30, 2021

Net loss for the nine months ended September 30, 2021 was $51.3 million, compared to $40.2 million for the same period in 2020.

Research and development expenses for the nine months ended September 30, 2021 were $42.7 million, compared to $34.6 million for the same period in 2020. The increase was primarily due to increases in costs related to the clinical trials of FLX475 and RPT193, as well as increases in stock-based compensation, personnel expenses, facilities costs and laboratory supplies spend.

General and administrative expenses for the nine months ended September 30, 2021 were $11.5 million, compared to $9.3 million for the same period of 2020. The increase in general and administrative expenses was primarily due to increases in stock-based compensation expense, insurance expense and personnel costs.

As of September 30, 2021, the Company had cash and cash equivalents and marketable securities of $210.8 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the progress of RAPT’s inflammation and oncology programs and RAPT’s intended plans for the clinical development of RPT193 and FLX475. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-Q filed with the Securities and Exchange Commission on November 10, 2021 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$966	$1,528	$3,057	$3,740
Operating expenses:
Research and development	15,725	12,912	42,686	34,581
General and administrative	3,774	3,197	11,546	9,288

Total operating expenses	19,499	16,109	54,232	43,869

Loss from operations	(18,533)	(14,581)	(51,175)	(40,129)
Other income (expense), net	(118)	237	(100)	763

Net loss before taxes	(18,651)	(14,344)	(51,275)	(39,366)
Provision for income taxes	—	287	—	791

Net loss	$(18,651)	$(14,631)	$(51,275)	$(40,157)
Other comprehensive income (loss):
Foreign currency translation adjustment	173	(70)	281	(65)
Unrealized gain (loss) on marketable securities	9	(33)	(59)	119

Total comprehensive loss	$(18,469)	$(14,734)	$(51,053)	$(40,103)

Net loss per share, basic and diluted	$(0.63)	$(0.60)	$(1.92)	$(1.67)

Weighted average number of shares used in computing net loss per share, basic and diluted	29,491,857	24,449,115	26,663,209	23,989,926

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$59,999	$24,918
Marketable securities	150,787	86,592
Prepaid expenses and other current assets	3,709	4,088

Total current assets	214,495	115,598
Property and equipment, net	2,578	2,982
Other assets	389	389

Total assets	$217,462	$118,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,017	$2,383
Accrued expenses	6,845	4,935
Deferred revenue, current	1,538	4,096
Other current liabilities	295	328

Total current liabilities	12,695	11,742
Deferred rent, net of current portion	2,149	2,185
Deferred revenue, non-current	745	863

Total liabilities	15,589	14,790

Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	2
Additional paid-in capital	467,942	319,196
Accumulated other comprehensive income (loss)	45	(177)
Accumulated deficit	(266,117)	(214,842)

Total stockholders’ equity	201,873	104,179

Total liabilities and stockholders’ equity	$217,462	$118,969

(1)

The condensed consolidated balance sheet for December 31, 2020 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020